[LOGO OF US LEC CORP.]

PRESS RELEASE

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Jennifer Sharpe	James Stawski
704-319-1135	704-319-1189
jsharpe@uslec.com	jstawski@uslec.com

US LEC CORP. TO BROADCAST THIRD QUARTER 2003

CONFERENCE CALL LIVE ON THE INTERNET

October 22, 2003 – Charlotte, N.C.—US LEC Corp. (Nasdaq: CLEC), a super-regional telecommunications carrier providing integrated voice, data and Internet services to businesses, today announced it will provide an online Web simulcast and rebroadcast of its third quarter 2003 conference call.

The live broadcast of US LEC’s quarterly conference call will be available online at www.uslec.com and www.companyboardroom.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. The call is scheduled to begin at 1:00 pm. Eastern time on Thursday, October 30, 2003. The online replay will follow shortly after the call and continue through November 4, 2003 and replay via webcast will be available through November 30, 2003.

Aaron D. Cowell, president and chief executive officer commented, “During the third quarter US LEC increased its cash position for the third consecutive quarter reaching over $41 million in cash, added a record number of customers and continued to improve numerous operating metrics. We look forward to providing the investment community a complete update on our progress and achievements during our conference call next week.”

About US LEC

Based in Charlotte, NC, US LEC is an integrated telecommunications carrier providing voice, data and Internet services to more than 14,000 mid-to-large-sized business customers throughout the southeastern and mid-Atlantic United States.

The US LEC network is supported with 26 digital switching centers operating on Lucent 5ESS® AnyMedia™ digital switches, Lucent CBX500 ATM data switches and Juniper M20™ Internet Gateway routers. The US LEC product line includes local calling services, long distance plans featuring toll free and conferencing services, dedicated and dial-up Internet services (US LECnet), web hosting, and advanced data services such as Frame Relay, ATM and DPL (Digital Private Line) service.

The US LEC local service areas include Alabama, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and the District of Columbia. US LEC also offers selected voice services in Arkansas, California, Colorado, Connecticut, Delaware, Illinois, Indiana, Iowa, Massachusetts, Michigan, Missouri, Montana, Nevada, New Hampshire, Ohio, Oregon, South Dakota, Texas,

Washington, West Virginia and Wisconsin, in addition to data services in these states and others. For more information about US LEC, visit www.uslec.com.

Except for the historical information contained herein, this report contains forward-looking statements, subject to uncertainties and risks, including the demand for US LEC’s services, the ability of the Company to introduce additional products, the ability of the Company to successfully attract and retain personnel, competition in existing and potential additional markets, uncertainties regarding its dealings with ILECs and other telecommunications carriers and facilities providers, regulatory uncertainties, the possibility of adverse decisions related to reciprocal compensation and access charges owing to the Company, as well as the Company’s ability to begin operations in additional markets. These and other applicable risks are summarized in the “Forward-Looking Statements and Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the period ended December 31, 2002, and in subsequent reports, which are on file with the Securities and Exchange Commission.

US LEC is a registered service mark of US LEC Corp. US LEC and Design (R) is a registered service mark and trademark of US LEC Corp.